                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement            [ ] Confidential, for Use of the Commission
                                           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               PREMIER PARKS INC.
--------------------------------------------------------------------------------
                (Name of Registrant to Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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

                               PRELIMINARY COPIES
                              DATED APRIL 7, 2000

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                 JUNE 15, 2000
                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Premier Parks Inc. (the "Company") will be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Thursday, June 15, 2000, at 10:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

        1. To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

        2. To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Six Flags, Inc."

        3. To approve an amendment to the Certificate of Incorporation of the Company's principal direct subsidiary, Premier Parks Operations Inc. ("PPO"), to change the name of PPO to "Six Flags Operations Inc."

        4. To approve the transfer by PPO to its wholly-owned subsidiary, Six Flags Theme Parks Inc. ("SFTP"), of all of the capital stock owned by PPO of the Company's subsidiaries that indirectly own the Company's international parks.

        5. To ratify the selection by the Company's Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 2000.

        6. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1999 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 25, 2000

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2000
                            ------------------------

     This Proxy Statement and the accompanying proxy are being furnished to holders of common stock ("stockholders") of PREMIER PARKS INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Thursday, June 15, 2000, at 10:00 a.m., E.D.T., and at any and all adjournments thereof.

     If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of the nominees named in Proposal 1, FOR the approval of Proposal 2 (amendment to the Company's Certificate of Incorporation to change its name to "Six Flags, Inc."), FOR the approval of Proposal 3 (amendment to the Certificate of Incorporation of Premier Parks Operations Inc., the Company's principal direct subsidiary ("PPO"), to change its name to "Six Flags Operations Inc."), FOR the approval of Proposal 4 (transfer of the capital stock of the entities that indirectly own the Company's international parks from PPO to its wholly-owned subsidiary, Six Flags Theme Parks Inc. ("SFTP")) and FOR the approval of Proposal 5 (ratification of independent public accountants for the year ending December 31, 2000). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Richard A. Kipf), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

     On or about April 25, 2000, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 1999, including financial statements, are being mailed to each stockholder of record at the close of business on April 19, 2000 (the "Record Date").

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 19, 2000 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and
outstanding           shares of Common Stock, the Company's only class of
outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

     Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

     The following table sets forth certain information as of March 1, 2000 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and nominees to serve as directors, (b) all current directors and officers of the Company as a group, and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

                                                               NUMBER OF SHARES     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED     OF CLASS
------------------------------------                          ------------------    ----------
Paul A. Biddelman(1)........................................          45,984           *
Kieran E. Burke(2)..........................................         811,163            1.0
James F. Dannhauser(3)......................................         370,000           *
Michael E. Gellert(4).......................................       2,739,253            3.5
Sandy Gurtler...............................................              --             --
Francois Letaconnoux........................................              --             --
Stanley S. Shuman...........................................          40,000           *
Gary Story(5)...............................................         359,215           *
Charles R. Wood(6)..........................................          18,182           *
Janus Capital Corporation(7)................................      10,001,395           12.7
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206-4923
FMR Corp.(8)................................................       8,820,820           11.2
  82 Devonshire Street
  Boston, Massachusetts 02109
College Retirement Equities Fund(9).........................       5,439,492            6.9
  730 Third Avenue
  New York, New York 10017
Gilder Gagnon Howe & Co. LLC(10)............................       4,400,579            5.6
  1775 Broadway
  New York, New York 10019
All directors and officers as a group (17 persons)(11)......       4,708,451            5.9

---------------
  *  Less than one percent.

 (1) Does not include: (i) 3,400 shares held for discretionary customer accounts by Hanseatic Corporation ("Hanseatic"), in which Mr. Biddelman serves as an executive officer; and (ii) 3,727,390 shares held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, in which the sole managing member is Hanseatic. Information is shown for April 1, 2000, as of which date Mr. Biddelman did not hold voting or investment power with respect to such shares.

 (2) Includes 201,163 shares of Common Stock and options to purchase 610,000 shares of Common Stock as to which Mr. Burke has sole voting and investment power. Does not include 283,350 shares of restricted stock and options to purchase 540,000 shares which were not vested on March 1, 2000.

 (3) Includes 60,000 shares of Common Stock and options to purchase 310,000 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power. Does not include 216,650 shares of restricted stock and options to purchase 510,000 shares which were not vested on March 1, 2000.

 (4) Includes 467,203 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 2,272,050 shares of Common Stock beneficially owned by Windcrest Partners ("Windcrest") which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

 (5) Includes 21,590 shares of Common Stock and options to purchase 337,625 shares of Common Stock as to which Mr. Story has sole voting and investment power. Does not include 250,000 shares of restricted stock and options to purchase 522,000 shares which were not vested on March 1, 2000.

 (6) Represents 11,000 shares of Common Stock held directly by Mr. Wood as to which he has sole voting and investment power and 7,182 shares of Common Stock held by Double "H" Hole in the Woods Ranch, Inc., a charitable organization of which Mr. Wood is Chairman of the Board.

 (7) Represents shares held by individual and institutional clients of Janus Capital Corporation, a registered investment advisor ("Janus Capital"). One such person, Janus Enterprise Fund, a registered investment company, held 4,068,140 shares, representing 5.2% of the outstanding shares of Common Stock. Mr. Thomas H. Bailey owns approximately 12.2% of the capital stock of Janus Capital and serves as its Chairman and President. As a result he may be deemed to be the beneficial owner of the shares of Common Stock beneficially held by Janus Capital. Mr. Bailey specifically disclaims such beneficial ownership. Information is shown as of February 29, 2000 and has been derived from Amendment No. 1 to Schedule 13G dated March 9, 2000.

 (8) Includes 8,723,620 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (including 4,869,200 shares of Common Stock owned by Fidelity Contrafund). The number of shares of Common Stock shown includes 1,847,6000 shares of Common Stock into which 923,800 shares of the Company's Premium Income Equity Securities held by Fidelity on December 31, 1999 are convertible. Edward C. Johnson, Chairman of FMR Corp. and Abigail Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information is shown as of December 31, 1999 and has been derived from Amendment No. 1 to Schedule 13G, dated February 14, 2000.

 (9) Represents shares beneficially owned by College Retirement Equities Fund, a registered investment company. Information has been derived from Schedule 13G dated December 31, 1998.

(10) Includes 3,213,769 shares held in customer accounts over which members and/or employees of Gilder Gagnon Howe & Co. LLC ("GGH") have discretionary authority to dispose of or direct the disposition of the shares, 1,137,735 shares held in accounts owned by the members of GGH and their families, and 49,075 shares held in the account of the profit-sharing plan of GGH. Information is shown as of December 31, 1999 and has been derived from Amendment No. 2 to Schedule 13G dated February 14, 2000.

(11) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 2000: Kieran
     E. Burke, 610,000 shares (see footnote (1)); James F. Dannhauser, 310,000 shares (see footnote (3)); Gary Story, 337,625 shares (see footnote (5)); and all directors and officers as a group, 1,600,970 shares.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     During 1999, the following officers of the Company inadvertently failed to make all required filings on a timely basis: James M. Coughlin (General Counsel), Hue Eichelberger (Executive Vice President), Russell Kuteman (Vice President) and David Thomas (Vice President); and all such required filings by the listed officers were subsequently made. To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 1999 all filing requirements applicable to all other officers, directors, and greater than ten-percent beneficial owners were complied with.
                            ------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of seven members. At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

                                 AGE
                                AS OF        YEAR
                               MARCH 1,    ELECTED
            NAME                 2000      DIRECTOR               POSITION WITH THE COMPANY
            ----               --------    --------               -------------------------
Paul A. Biddelman(1).........     54         1992                         Director
Kieran E. Burke(2)...........     42         1989      Chairman of the Board, Chief Executive Officer
                                                                         and Director
James F. Dannhauser(3).......     47         1992           Chief Financial Officer and Director
Michael E. Gellert(4)........     68         1989                         Director
Francois Letaconnoux(5)......     49           --                            --
Stanley S. Shuman(6).........     64           --                            --
Gary Story(7)................     44         1994      Chief Operating Officer, Director and President

---------------
(1) Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic, a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Insituform Technologies, Inc., Celadon Group, Inc., and Star Gas Partners, L.P.

(2) Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of the Company.

(3) Mr. Dannhauser became Chief Financial Officer of the Company in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of Lepercq de Neuflize and of MeriStar Hospitality Corporation.

(4) Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., High Speed Access Corp., Humana Inc., Seacor Smit Inc. and Smith Barney World Funds.

(5) Mr. Letaconnoux was nominated a director of the Company on March 28, 2000 and will be submitted to the Company's stockholders for election at the Company's Annual Meeting. Since June 1993, Mr. Letaconnoux has been President and Chief Executive Officer of Lepercq de Neuflize & Co. Incorporated, an investment banking firm. Since June 1993, Mr. Letaconnoux has also served as President and Director of Lepercq Inc., a financial services company. He is also serves as a trustee to The Lepercq Istel Fund, Tocqueville Fund and the Asia Pacific Venture Limited II, which are investment companies and a Director of Pathe, S.A., a French entertainment company.

(6) Mr. Shuman was nominated a director of the Company on March 28, 2000 and will be submitted to the Company's stockholders for election at the Company's Annual Meeting. Mr. Shuman is Executive Vice President, Managing Director and a Member of the Executive Committee of Allen & Company Incorporated, a New York based investment company. Mr. Shuman also serves as a director of the News Corporation Limited, Bayou Steel Corporation, Global Asset Management (USA), and SESAC, Inc. In addition, Mr. Shuman is a member of the President's Foreign Intelligence Advisory Board, the Council on Foreign Relations and Chairman of the Center for NY City Law. He also serves on the board of directors of Carnegie Hall, The Markle Foundation, The Museum of Television & Radio, the National Public Radio Foundation, Phillips Academy, and WNET/Channel Thirteen.

(7) Mr. Story has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as the Company's Executive Vice President.
                            ------------------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1999, the Company's Board of Directors held four meetings. During 1999, each of the directors of the Company, except Mr. Gurtler, attended all of the meetings of the Board of Directors and all meetings of committees of the Board of which such director was a member. Mr. Gurtler attended two meetings of the Board of Directors in 1999.

     The Board has designated an Executive Committee, a Compensation Committee and an Audit Committee. The members of the Executive Committee at March 1, 2000 were Messrs. Burke, Biddelman and Gellert. The Executive Committee meets informally on a regular basis and acted formally during 1999 on five occasions. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

     The members of the Compensation Committee at March 1, 2000 were Messrs. Biddelman and Gellert. The Compensation Committee, which met three times during 1999, reviews management's recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the Board with respect thereto. The Compensation Committee also administers the Company's 1996 Stock Option and Incentive Plan and 1998 Stock Option and Incentive Plan. See "Executive Compensation."

     The members of the Audit Committee at March 1, 2000 were Messrs. Biddelman and Gellert. If he is elected as a director, the Board of Directors intends to add Mr. Letaconnoux as a member of the Audit Committee following the Annual Meeting. The Audit Committee met three times during 1999. In accordance with recently adopted rules of the SEC, in March 2000 the Board of Directors of the Company adopted a new charter for its Audit Committee, a copy which is annexed hereto as Exhibit A.

COMPENSATION OF DIRECTORS

     Each of the Company's directors who are not employees or consultants of the Company receives $20,000 annually for serving on the Board, $4,000 annually for servicing as a committee chair and $1,000 for each board and committee meeting attended, payable in cash or shares of Common Stock. With respect to 1999, the Company paid an aggregate of $69,000 in such fees to its two eligible outside directors. Directors are also reimbursed for expenses attendant to Board and Committee membership.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the other named executive officers for the years shown.

                           SUMMARY COMPENSATION TABLE

                                                                           RESTRICTED    SECURITIES
                                                                              STOCK      UNDERLYING
                                     SALARY      BONUS      OTHER ANNUAL    AWARD(S)      OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)         ($)       COMPENSATION    ($)(1)(2)      (#)(1)     COMPENSATION
---------------------------  ----   --------   ----------   ------------   -----------   ----------   ------------
Kieran E. Burke...........   1999   $754,050   $3,143,276(3)     --                 --    350,000         (5)
  Chairman of the Board,     1998    594,312    2,786,076(3)     --        $10,083,701(4)  350,000        (5)
  Chief Executive Officer    1997    400,000      529,692       --         $ 5,482,823(4)       --        (5)
  and Director
Gary Story................   1999   $560,626   $2,690,773(3)     --                 --    350,000         (5)
  President, Chief
  Operating                  1998    445,552    2,672,913(3)     --        $ 8,896,860(6)  350,000        (5)
  Officer and Director       1997    300,000      453,438       --         $ 4,837,500(6)       --        (5)
James F. Dannhauser.......   1999   $427,429   $2,246,351(3)     --                 --    350,000         (5)
  Chief Financial Officer    1998    360,070    2,561,771(3)     --        $ 7,710,119(7)  350,000        (5)
  and Director               1997    250,000      378,546       --         $ 4,192,178(7)       --        (5)
Hue W. Eichelberger.......   1999   $205,977   $  150,000       --                  --     70,000         (5)
  Executive Vice President   1998    179,850      100,000       --                  --    115,000         (5)
                             1997    145,000      140,000       --                  --         --         (5)
James M. Coughlin.........   1999   $253,531   $  150,000       --                  --     70,000         (5)
  General Counsel(8)         1998    156,250      125,000       --         $   350,000     70,000         (5)

---------------
(1) All share information has been adjusted to give effect to a two-for-one stock split consummated by the Company in July 1998.

(2) Amounts shown are based on the closing price of the Common Stock (as reported on the New York Stock Exchange ("NYSE")) on the date of the grant and include all restricted shares granted, without regard to the existence of restrictions thereon.

(3) Bonus payments for 1999 represent the bonus payment awarded to such individual under the terms of his employment agreement, entered into in 1997, described below. The contractual payment for each year is based on the Company's earnings before interest, taxes, depreciation, and amortization ("EBITDA") for such year, excluding amounts generated by parks acquired in such year, compared to the EBITDA shown in the Company's budget for that year as approved by its Board of Directors. In 1999, the Company's EBITDA (as calculated under the employment agreements) was $346.6 million, representing an $88.3 million (34.2%) increase over actual 1998 levels.

(4) As of December 31, 1999, Mr. Burke had been granted 680,040 restricted shares of Common Stock, 340,020 of which were granted on July 31, 1997 and 340,020 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on the restricted shares granted in 1997 lapse in six annual installments and the restrictions on the shares granted in 1998 lapse in three annual installments. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1999, the aggregate market value of the remaining shares subject to restriction total $8,181,731.

(5) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 1999, the Company's only defined contribution plans or pension or other defined benefit or retirement plans in which its officers participated, were a defined benefit pension plan described below under "Executive Compensation -- Retirement Plan" and a qualified, contributory 401(k) plan. After specified periods of employment, employees are eligible to participate in the 401(k) plan. The Company matches 100% of the first 2% and 25% of the next 6% of salary contributed by employees to the plan. The accounts of all participating employees are fully vested after completion of four years of service. Amounts shown as salary for each named executive officer include the Company's matching contribution for such officer.

(6) As of December 31, 1999, Mr. Story had been granted 600,000 restricted shares of Common Stock, 300,000 of which were granted on July 31, 1997 and 300,000 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on the restricted shares granted in 1997 lapse in six annual installments, and the restrictions on the shares granted in 1998 lapse in three annual installments. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1999, the aggregate market value of the remaining shares subject to restriction total $7,218,750.

(7) As of December 31, 1999, Mr. Dannhauser had been granted 519,960 restricted shares of Common Stock, 259,980 of which were granted on July 31, 1997 and 259,980 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on the restricted shares granted in 1997 lapse in six annual installments, commencing in 1998, and the restrictions on the shares granted in 1998 lapse in three annual installments, commencing in 1999. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1999, the aggregate market value of the remaining shares subject to restriction total $6,255,769.

(8) Mr. Coughlin joined the Company as its General Counsel in May 1998. In connection therewith, he was granted 20,000 restricted shares, the restrictions on which lapse in three annual installments commencing in 1999. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1999, the aggregate market value of the remaining shares subject to restriction total $192,481.

                                RETIREMENT PLAN

     In addition to the Company's 401k plan described above, retirement benefits are provided to the Company's employees, including its named executive officers, under a funded, tax-qualified defined benefit pension plan known as the Six Flags Retirement Plan (the "Plan"). The Plan, which had been adopted by Six Flags prior to its 1998 acquisition by the Company, was extended to substantially all full-time employees of the Company as of January 1, 1999. In connection therewith, the Company also decided that employment by the Company prior to that date would be included in determining years of service under the Plan.

     The following table sets out the estimated annual pension benefit payable under the Plan for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service.

                                                          YEARS OF SERVICE
FIVE YEAR AVERAGE                     ---------------------------------------------------------
COMPENSATION                             5        15        20        25        30        35
-----------------                     -------   -------   -------   -------   -------   -------
$ 200,000..........................   $10,674   $32,021   $42,694   $53,368   $64,041   $74,715
   400,000.........................    10,674    32,021    42,694    53,368    64,041    74,715
   600,000.........................    10,674    32,021    42,694    53,368    64,041    74,715
   800,000.........................    10,674    32,021    42,694    53,368    64,041    74,715
 1,000,000.........................    10,674    32,021    42,694    53,368    64,041    74,715
 1,500,000.........................    10,674    32,021    42,694    53,368    64,041    74,715
 2,000,000.........................    10,674    32,021    42,694    53,368    64,041    74,715

     For purposes of the Plan, average annual compensation is equal to the average annual salary and bonus over the five highest consecutive years during the final ten years of employment. However, under the Internal Revenue Code, the maximum recognizable compensation for 2000 is $170,000. The annual salary and bonus for the current year for the named executive officers is indicated in the Summary Compensation Table. The years of service for each of the named executive officers under the Plan, as of December 31, 1999, are: Mr. Burke, 10.2 years; Mr. Story, 12.1 years; Mr. Dannhauser, 4.3 years; Mr. Eichelberger, 8.8 years; and Mr. Coughlin, 1.6 years.

     Benefits under the Plan are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the Plan. Benefits are paid from the trust under the Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information on stock options and warrants ("Options") exercised in 1999 by each of the named executive officers and the value of such officers' unexercised Options at December 31, 1999:

                                                        NUMBER OF SHARES UNDERLYING       VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                            DECEMBER 31, 1999           DECEMBER 31, 1999($)(2)
                         ACQUIRED ON       VALUE        ----------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------------   -----------    -------------   -----------   -------------
Kieran E. Burke........    183,078       $6,511,990       689,401         540,000      $12,457,951    $4,367,500
Gary Story.............     21,590          495,084       377,625         522,000        5,143,400     4,045,750
James F. Dannhauser....     60,000        1,420,313       310,000         510,000        3,788,750     3,831,250
Hue W. Eichelberger....     13,000          292,625        83,000         129,000        1,064,250     1,073,375
James M. Coughlin......         --               --        42,000          98,000          386,750       715,750

---------------
(1) Amounts shown represent the closing price of the Common Stock (as reported on the NYSE) on the date of exercise less the applicable exercise price. The average weighted closing price used for each named exercised officer was Kieran E. Burke, $37.09; Gary Story, $27.56; James F. Dannhauser, $27.80 and Hue W. Eichelberger, $28.75.

(2) Amounts shown is based on $28.875 per share, the closing price of the Common Stock (as reported on the NYSE) on December 31, 1999.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table provides information on Options granted in 1999 to each of the named executive officers:

                                                                                GAINS BASED ON ASSUMED
                                                                                 RATES OF STOCK PRICE
                                                                                   APPRECIATION FOR
                                       1999 STOCK OPTION GRANTS                     OPTION TERM (1)
                          ---------------------------------------------------   -----------------------
                                       % OF 1999
                                       EMPLOYEE    EXERCISE/BASE                 ASSUMED      ASSUMED
                           OPTIONS      OPTION       PRICE PER     EXPIRATION      RATE         RATE
NAME                      GRANTED(2)   GRANTS(%)     SHARE($)         DATE          5%          10%
----                      ----------   ---------   -------------   ----------   ----------   ----------
Kieran E. Burke.........   350,000       10.3%        $25.00        12/06/06    $3,563,000   $8,302,000
Gary Story..............   350,000       10.3          25.00        12/06/06     3,563,000    8,302,000
James F. Dannhauser.....   350,000       10.3          25.00        12/06/06     3,563,000    8,302,000
Hue W. Eichelberger.....    70,000        2.1          25.00        12/06/06       712,600    1,660,400
James M. Coughlin.......    70,000        2.1          25.00        12/06/06       712,600    1,660,400

---------------
(1) The potential gain is calculated from the closing price of the Common Stock on the date of grant. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.

(2) The Options vest in five equal annual installments commencing on the date of the grant.

EMPLOYMENT AGREEMENTS

     In 1997, the Company entered into employment agreements with each of Messrs. Burke, Story and Dannhauser, which agreements were amended in 1999 to extend the term of each (which would otherwise have expired in July 2000) until December 31, 2003. The amendments did not change the existing bonus formula for the executives under which the executive officers are entitled to annual bonuses based on the amount by which the Company's EBITDA exceeds budgeted amounts. The amendments did not provide for any additional restricted stock grants. In the event of a "Change of Control" of the Company (as defined), all restrictions on restricted shares previously granted as described in the Summary Compensation Table will immediately lapse. In addition, if any executive's employment is terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay such executive a lump sum amount equal to three times his prior year's cash compensation. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program.

     The goals of the Company's executive compensation program are to:

        - Provide compensation levels that enable the Company to attract, retain and motivate its executives;

        - Tie individual compensation to individual performance and the success of the Company; and

        - Align executives' financial interests with those of the Company's stockholders through equity participation.

  Employment Agreements

     In December 1999, the Compensation Committee approved the terms of the amendments to the employment agreements entered into with the Company's three senior executive officers described above. In each case, the Compensation Committee decided that it was in the Company's best interest to assure the Company the continued services of these executives on a long-term basis. In approving the terms of these agreements, the Compensation Committee considered not only the Company's compensation goals referred to above, but also levels and methods of compensation provided by certain companies comparable in size and lines of business to the Company. Additionally, the Compensation Committee considered each executive's historical performance, length of tenure, prior experience and level of responsibility. The Company will not be permitted to deduct under Section 162(m) of the Internal Revenue Code of 1986 certain payments to the executives under the employment agreements. Based on his employment agreement and in recognition of his role in the growth in 1999 of the Company's EBITDA (as calculated under his employment agreement) from $258.3 million in 1998 to $346.6 million in 1999 (representing an increase of 34.2%), the Chief Executive Officer received in 1999 a base salary of $754,050 and a bonus of $3,143,276, as compared to $594,000 in salary, $2,786,076 in bonus and a restricted stock grant of 340,020 shares with respect to 1998.

  Salaries

     The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

  Incentive Compensation

     The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for such executives are recommended to the Compensation Committee by the Chairman at the end of each year. Individual bonus awards are based on Company-wide and individual performance for the previous fiscal year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

  Long-Term Incentive

     In 1999 the Company's Compensation Committee authorized the granting of Options to employees to purchase 3,400,000 shares of Common Stock. In determining the number of Options granted, the Compensation Committee considered the level of each recipient's responsibility, the recipient's actual and potential impact on the Company's performance, the recommendations of senior management, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

                                          Paul A. Biddelman
                                          Michael E. Gellert

                               PERFORMANCE GRAPH

     The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Entertainment -- 500 Index. During the period October 1990 through June 1994, no trading market existed for the Common Stock and the Company was unable to obtain any price quotations for its Common Stock. In June 1994, the Pink Sheets(R) and the OTC Bulletin Board commenced reporting of bid and asked quotations for the Company's Common Stock under the symbol PARKD. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and do not necessarily represent actual transactions. From May 30, 1996 until December 19, 1997, the Common Stock was traded on the Nasdaq National Market under the symbol "PARK." Since December 22, 1997, the Common Stock has traded on the NYSE under the symbol "PKS."
[LINE GRAPH]

                                                                                                        S&P ENTERTAINMENT -- 500
                                                   PREMIER PARKS INC.*            S&P 500 INDEX                   INDEX
                                                   -------------------            -------------         ------------------------
1994                                                      100.00                     100.00                      100.00
1995                                                      233.33                     137.58                      120.14
1996                                                      666.27                     169.17                      121.99
1997                                                      839.99                     225.60                      178.00
1998                                                     1254.80                     290.08                      241.16
1999                                                     1197.76                     351.12                      282.18

                                                 BASE
                                                PERIOD   RETURN   RETURN   RETURN    RETURN     RETURN
              COMPANY/INDEX NAME                 1994     1995     1996     1997      1998       1999
              ------------------                ------   ------   ------   ------   --------   --------
Premier Parks Inc.*...........................   100     233.33   666.27   839.99   1,254.80   1,197.76
S&P 500 Index.................................   100     137.58   169.17   225.60     290.08     351.12
S&P Entertainment -- 500 Index................   100     120.14   121.99   178.00     241.16     282.18

---------------
* The Common Stock was not publicly traded between October 15, 1990 and June 1994. The return for 1994 was calculated using a beginning point of the October 15, 1990 price.

                              CERTAIN TRANSACTIONS

     On October 31, 1996, the Company acquired substantially all of the assets used in the operation of Elitch Gardens Amusement Park ("Elitch Gardens"). Sandy Gurtler, a director of the Company, is the president, a director and a stockholder of the general partner of the partnership that owned these assets prior to the transaction. In connection with the acquisition of Elitch Gardens, the Company entered into a five-year consulting agreement with Mr. Gurtler under which $100,000 of consulting fees were paid to Mr. Gurtler in 1999.

     On December 4, 1996, the Company acquired substantially all of the assets used in the operation of The Great Escape and Splashwater Kingdom ("The Great Escape"). Charles R. Wood, a director of the Company, is the sole stockholder of the entities that owned these assets prior to the transaction. In connection with the acquisition of The Great Escape, the Company entered into a five-year consulting agreement with Mr. Wood under which $250,000 of consulting fees were paid to Mr. Wood in 1999.

     The Company's Stock Incentive Plans provide that any recipient of employee stock options (including executive officers) may exercise options by paying a portion of the exercise price in cash, with the balance represented by full-recourse three year promissory notes of such employees in favor of the Company. The notes, which require equal annual principal payments, bear interest at rates specified in the Plans (currently 6%) and are secured by a pledge of the shares of Common Stock acquired upon such exercise. Pursuant to the Plans, at December 31, 1999 the named executive officers had notes outstanding as follows: Gary Story, $558,978 and James F. Dannhauser, $222,750.

                   PROPOSAL 2:  APPROVAL OF AMENDMENT TO THE
              CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE
                   FROM PREMIER PARKS INC. TO SIX FLAGS, INC.

GENERAL

     The Board of Directors has unanimously approved an amendment to Article I of the Company's certificate of incorporation that would result in a change in the Company's name to Six Flags, Inc. The proposed amendment would amend Article I of the Company's certificate of incorporation to read as follows:

     "The name of the corporation is Six Flags, Inc. (hereinafter called the "Corporation")."

     The Board of Directors has directed that the proposed amendment be submitted for stockholder approval.

REASONS FOR THE NAME CHANGE

     The Board of Directors has concluded that a change in the Company's name is desirable in order to use in the Company's name its nationally known brand name, "Six Flags." The Company acquired the Six Flags brand in 1998 when it acquired the Six Flags chain of theme parks. Since that time, the Company has rebranded nine additional parks it owns as "Six Flags" parks and, for the 2000 season, will own or operate 23 Six Flags parks worldwide. The Board believes that effecting the name change will permit the Company to be more readily identified with its brand and the Six Flags parks. The Company believes this closer identification will, among other benefits, expand its promotional and sponsorship opportunities. In connection with the name change, the Company does not anticipate changing its ticker symbol (PKS) on the NYSE.

     The change in the Company's name will not affect the validity of currently outstanding stock certificates. Upon approval of Proposal 2, the Company's current stockholders will not be required to surrender or exchange any stock certificates that they now hold and they should not send such certificates to the Company or its transfer agent.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve Proposal 2.

     The Board of Directors unanimously recommends adoption and approval of the proposed amendment to the Company's certificate of incorporation.

           PROPOSAL 3:  APPROVAL OF AMENDMENT TO PPO'S CERTIFICATE OF
            INCORPORATION TO EFFECT A NAME CHANGE FROM PREMIER PARKS
                  OPERATIONS INC. TO SIX FLAGS OPERATIONS INC.

GENERAL

     In March 1998, the company now known as Premier Parks Operations Inc. (formerly Premier Parks Inc.) reorganized by a merger pursuant to Section 251(g) of the Delaware General Corporation Law, which allowed the formation of a new holding company without a vote of the then stockholders of PPO. By virtue of the reorganization, PPO became a direct, wholly-owned subsidiary of the Company, and all of PPO's then outstanding capital stock was converted, on a share-for-share basis, into equivalent capital stock of the Company. By virtue of the merger and the provisions of such Section 251, matters that under Delaware law require the approval of PPO's sole stockholder (i.e., the Company) also require the approval of the Company's stockholders.

     The Board of Directors has unanimously approved an amendment to Article I of PPO's certificate of incorporation that would result in a change in PPO's name to Six Flags Operations Inc. The proposed amendment would amend Article I of the PPO's certificate of incorporation to read as follows:

     "The name of the corporation is Six Flags Operations Inc. (hereinafter called the "Corporation")."

     The Board of Directors has directed that the proposed amendment be submitted for stockholder approval.

REASONS FOR THE NAME CHANGE

     The Board of Directors is proposing to change the name of PPO for the same reasons it is proposing a comparable change in the Company's name. See "Proposal 2 -- Reasons for the Name Change."

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve Proposal 3.

     The Board of Directors unanimously recommends adoption and approval of the proposed amendment to PPO's certificate of incorporation.

                     PROPOSAL 4:  TRANSFER OF OWNERSHIP OF
                        INTERNATIONAL OPERATIONS TO SFTP

     During 1999, the Company commenced a reorganization of its corporate structure designed to significantly simplify its capital structure, reduce administrative expenses and increase operational flexibility and efficiency. The reorganization included the merger of Six Flags Entertainment Company, a wholly-owned subsidiary of the Company, into PPO and the transfer by PPO of its ownership of the capital stock of its subsidiaries that own or operate thirteen U.S. parks to SFTP, a direct wholly-owned subsidiary of PPO. This transfer resulted in all of the Company's interest in its U.S. parks (other than Six Flags Over Georgia and Six Flags Over Texas, which are owned by partnerships with third party limited partners) being owned directly or indirectly by a common parent, SFTP. In connection with this reorganization, the Company replaced its two then-existing credit facilities (with PPO and SFTP as the respective borrowers) with a single $1.2 billion facility with SFTP as the principal borrower, resulting in a further simplification of the Company's capitalization. At the time of reorganization and refinancing, the Company's Delaware counsel advised it that a transfer by PPO to SFTP of the capital stock owned by PPO's in two wholly-owned subsidiaries of the Company, Premier International Holdings Inc. and Premier Parks Holdings Inc., the entities that indirectly own the Company's eight parks located in Europe and Mexico, when coupled with PPO's concurrent transfer of its interests in the thirteen domestic parks, would require the approval of PPO's stockholders.

     As noted in Proposal 3 above, any matter that requires approval of the Company as PPO's sole stockholder also requires approval of the Company's stockholders. For that reason, the transfer of PPO's international operations was not effected at the time of the domestic reorganization, and the Company agreed with its institutional lenders to submit the transfer of the international operations for stockholders' approval at the Annual Meeting.

     If Proposal 4 is adopted, PPO will transfer to SFTP all of the capital stock owned by PPO of Premier International Holdings Inc. and Premier Parks Holdings Inc., further simplifying the Company's capital structure.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve Proposal 4.

     The Board of Directors unanimously recommends adoption and approval of Proposal 4.

          PROPOSAL 5:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP ("KPMG"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1999. The Board of Directors has appointed KPMG to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions from stockholders present at such meeting.

                           2001 STOCKHOLDER PROPOSALS

     - In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting, the proposal must be received at the Company's offices no later than

       December 26, 2000. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement.

     - If a stockholder intends to present a proposal for consideration at the 2001 Annual Meeting outside the processes of SEC Rule 14a-8, the Company must receive notice of such proposal on or before March 12, 2001. Otherwise the proposal will be considered untimely under SEC rules and the Company's proxies will have discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

     Any stockholder who wishes to submit a stockholder proposal, should send it to the Secretary of the Company at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131 (Attn: Secretary), prior to December 26, 2000.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. The Company has retained D.F. King & Co., Inc. to solicit proxies for a fixed fee of $4,500. In addition, the Company will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 25, 2000

                           INTENTIONALLY LEFT BLANK.

                                                                       EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling certain of its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and related systems of internal controls.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     - Monitor the Company's safety programs as described below.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone else in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary or appropriate in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange. Subject to the preceding sentence, the Audit Committee shall be comprised of such number of directors as determined from time to time by the Board. The members shall be elected by the Board and each shall be an independent nonexecutive director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise.

     The audit committee Chair will be selected by the members thereof. If the audit committee Chair is not present at a meeting, the members of the Committee may designate a Chair for the meeting by majority vote of the Committee members present. A quorum of the Committee shall be a majority of the members thereof.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet privately in separate executive session at least annually with management and with the independent auditors. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. RESPONSIBILITIES AND DUTIES -- FINANCIAL MATTERS

     The Committee's role is to oversee the Company's financial reporting process; the Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. Additionally, it is recognized that the Company's financial management, as well as the independent auditors, have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the Charter published at least every three years in accordance with the regulations of the Securities and Exchange Commission ("SEC").

     2. Review the Company's annual audited financial statements to be included in the Company's Form 10-K and Annual Report to Stockholders prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments required to be communicated by independent auditors in accordance with SAS 61.

     3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report on such exposures. Review any significant findings prepared by the independent auditors together with management's responses.

     4. Discuss with financial management and the independent auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 5). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the performance and independence of the independent auditors. Consistent with this role, the Committee shall:

     - Request from the outside auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

     - Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' independence;

     - Recommend that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence;

     - Recommend to the Board annually the retention of independent auditors for the Company and recommend any termination of the retention of the independent auditors that the Committee considers appropriate;

     - Approve the fees and other significant compensation to be paid to the independent auditors;

     - Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and general audit approach; and

     - Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Other

     6. On at least an annual basis, review with the Company's General Counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     7. Annually prepare a report to the Company's stockholders as required by the SEC. The report should be included in the Company's annual proxy statement.

     8. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     9. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

IV. RESPONSIBILITIES AND DUTIES -- SAFETY MATTERS

     The Committee shall have the additional role of specified oversight of the Company's safety policies and procedures as reflected in the Company's Safety Manual (the "Safety Procedures"); the Company's management is responsible for developing and implementing the Company's Safety Procedures and their adequacy. Additionally, it is recognized that the Company does employ and retain individuals with expertise and experience in the safe operation of the Company's amusement facilities and that these individuals, and not the Committee members, have the time, knowledge and information necessary to assess the adequacy of the Company's Safety Procedures for assuring adherence to those policies. Consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to safety matters.

     The following functions shall be the common recurring activities of the Committee in carrying out its safety oversight function. These functions are set forth as a guide with understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     The Committee's duties and responsibilities will include:

          1. Review, on an annual basis, a report addressed to the Committee from the person designated by management as the executive in charge of safety matters (the "Safety Manager") concerning the appropriateness of the Company's existing Safety Procedures, their implementation and any proposals of the Safety Manager or management concerning changes therein.

          2. Review, on an annual basis, a report from the Company's General Counsel regarding the appropriateness of the Safety Procedures under existing law and including a discussion of new legislation and legal trends.

          3. The Chair or such other member or members designated by the Committee will act as special liaison between the Committee and the Safety Manager and will be available to discuss with the Safety Manager, either by phone or in person, any safety issues that the Safety Manager believes require Committee attention prior to the next scheduled Committee meeting. Without limiting the generality of the foregoing, in the event of any material dispute between the Safety Manager and senior management of the Company with regard to safety matters, the Safety Manager shall bring such situation to the attention of the Chair or such designated member or members of the Committee.

          4. In the event of any vacancy in the position of Safety Manager, the Committee (or designated members thereof) will meet with any person whom management proposes to be selected as the successor Safety Manager prior to the effectiveness of such selection. In that case the Committee will make a recommendation to management regarding such selection.

          5. The Committee shall instruct management to develop procedures so that any park-level Safety Manager is able to report directly to the Company's Safety Manager any safety concerns relating to such park.

          6. Periodically report to the Board of Directors on significant results of the foregoing activities.

                               PRELIMINARY COPIES
                              DATED APRIL 7, 2000

                                     PROXY

                               PREMIER PARKS INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER, GARY STORY, JAMES M. COUGHLIN and RICHARD A. KIPF with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of Common Stock of the undersigned in PREMIER PARKS INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Thursday, June 15, 2000, at 10:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS
                       [ ] FOR all nominees listed below (except as marked to
                       the contrary below)                       [ ] Exceptions*
                       [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

PAUL A. BIDDELMAN, KIERAN E. BURKE, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, FRANCOIS LETACONNOUX, STANLEY S. SHUMAN, GARY STORY

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

* Exceptions:
---------------------------------------------

--------------------------------------------------------------------------------

2. Proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Six Flags, Inc." The Board of Directors unanimously recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Proposal to approve an amendment to the Certificate of Incorporation of the Company's principal direct subsidiary, Premier Parks Operations Inc. ("PPO"), to change the name of PPO to "Six Flags Operations Inc." The Board of Directors unanimously recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. Proposal to approve the transfer by PPO to its wholly-owned subsidiary, Six Flags Theme Parks Inc., of all of the capital stock owned by PPO of the Company's subsidiaries that indirectly own the Company's international parks. The Board of Directors unanimously recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

5. Proposal to ratify the selection of KPMG LLP as the Company's independent public accountants for the year ending December 31, 2000. The Board of Directors unanimously recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

6. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

    The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposals in items 2-5.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 15, 2000 and the Proxy Statement furnished therewith.

    The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                             -----------------------------------
                                                           (Date)

                                             Signature
                                             -----------------------------------

                                             Please date, sign exactly as name
                                             appears on this proxy, and promptly
                                             return in the enclosed envelope.
                                             When signing as guardian, executor,
                                             administrator, attorney, trustee,
                                             custodian, or in any other similar
                                             capacity, please give full title.
                                             If a corporation, sign in full
                                             corporate name by president or
                                             other authorized officer, giving
                                             title, and affix corporate seal. If
                                             a partnership, sign in partnership
                                             name by authorized person. In the
                                             case of joint ownership, each joint
                                             owner must sign.